__. Special Meeting of Shareholders

A special meeting (the "Shareholder Meeting") of shareholders of the Fund was held on July 10,
2013.  The purpose of the Shareholder Meeting was to vote on the following proposals: (1) to approve a new investment advisory agreement with AssetMark, Inc. ("AssetMark"), formerly
Genworth Financial Wealth Management; (2) to approve a new sub-advisory agreement with
Credit Suisse Asset Management, LLC ("CSAM"); and (3) to approve the operation of the Fund under a "manager of managers" structure.  The results of the voting at the Shareholder Meeting are as follows:

Proposal 1: To approve a new investment advisory agreement with AssetMark.

Shares

For
13,086
Against

Abstain

Broker Non-Votes
0

Proposal 2: To approve a new sub-advisory agreement with CSAM.

Shares

For
13,003
Against
337
Abstain

Broker Non-Votes
0

Proposal 3: To approve the operation of the Fund under a "manager of managers" structure.

Shares

For
12,448
Against

Abstain

Broker Non-Votes
0

# 1252055  v. 2

# 1252055  v. 2